Exhibit (g)

 AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT BETWEEN

KENNEDY LEWIS CAPITAL HOLDINGS LLC

AND

KENNEDY LEWIS CAPITAL COMPANY

This Amended and Restated Investment Advisory Agreement (this “Agreement” is hereby made as of the [ ] day of [ ], 202[ ], by and between Kennedy Lewis Capital Company, a Delaware statutory trust (the “Company”) and Kennedy Lewis Capital Holdings LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company is a closed-end investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Company and the Advisor are parties to that certain investment advisory agreement dated as of December 14, 2022, as amended on January 5, 2023, pursuant to which the Advisor agreed to furnish investment advisory services to the Company (the “Original Investment Advisory Agreement”); and

WHEREAS, the Company and the Advisor desire to amend and restate the Original Investment Advisory Agreement to set forth the terms and conditions for the continued provision by the Advisor of investment advisory services to the Company.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Definitions. Capitalized terms used herein without definition shall have the same meaning as set forth in the Company’s registration statement on Form N-2 as filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 29, 2024 (the “Registration Statement”).

2. Duties of the Advisor.

(a) The Company hereby engages the Advisor to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Company’s Board of Trustees (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objectives, policies and restrictions that are set forth in the Registration Statement; (ii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s organizational documents, as the same may be amended or restated from time to time; and (iii) the Advisor will manage the assets of the Company in accordance with the Investment Company Act and such policies and instructions as the Board may establish. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, source, research, evaluate and negotiate the structure of the investments made by the Company; (iii) execute, close, service, and monitor the Company’s investments; (iv) determine the securities and other assets that the Company will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Company and its portfolio companies, as required. The Advisor shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to directly or indirectly acquire debt financing, the Advisor will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary or appropriate for the Advisor to make investments on behalf of the Company through a special purpose vehicle (“SPV”), the Advisor shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act. The authority of the Advisor conferred pursuant to this Agreement shall apply equally in respect of any SPV of the Company.

(b) The Advisor hereby accepts such engagement and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Advisor is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Advisor”) pursuant to which the Advisor may obtain the services of the Sub-Advisor(s) to assist the Advisor in fulfilling its responsibilities hereunder. Specifically, the Advisor may retain a Sub-Advisor to recommend specific securities or other investments based upon the Company’s investment objectives and policies, and work, along with the Advisor, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Advisor and the Company. The Advisor shall be responsible for any compensation payable to any Sub-Advisor. Nothing in this Subsection 2(c) will obligate the Advisor to pay any expenses that are the expenses of the Company under Section 4 hereof. Any sub-advisory agreement entered into by the Advisor shall be subject to approval by the Board as required by Section 15 of the Investment Company Act and shall otherwise be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

(d) The Advisor shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

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(e) The Advisor shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Company’s Board such periodic and special reports as the Board may reasonably request. The Advisor agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Advisor may retain a copy of such records.

3. Advisor Expenses.

(a) In connection herewith, the Advisor agrees to maintain a staff within its organization to furnish the above services to the Company. The Advisor shall bear all expenses arising out of its duties hereunder, except as provided in this Section 3.

(b) Except as specifically provided below and above in Section 2 hereof, the Company anticipates that all investment professionals and staff of the Advisor, when and to the extent engaged in providing investment advisory services to the Company, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Advisor. The Advisor or its affiliates will bear all fees, costs, and expenses incurred that are not assumed by the Company under this Agreement or under the administration agreement by and between the Company and Kennedy Lewis Management LP, in its capacity as administrator (“Administrator”), as may be amended from time to time (the “Administration Agreement”).

(c) In addition to the compensation paid to the Advisor pursuant to Section 5, the Company shall reimburse the Advisor for all expenses of the Company incurred by the Advisor as well as the actual cost of goods and services used for or by the Company and obtained from entities not affiliated with the Advisor. The Advisor, the Administrator, or their affiliates may be reimbursed for administrative services performed on behalf of the Company pursuant to any separate administration or co-administration agreement; however, no reimbursement shall be permitted for services for which the Advisor is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be:

(i) rent or depreciation, utilities, capital equipment, and other administrative items of the Advisor; and

(ii) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Advisor. The term “Controlling Person” shall mean a person, whatever his or her title, who performs functions for the Advisor similar to those of (a) the chairman or other member of a board of directors, (b) executive officers or (c) those holding 10% or more equity interest in the Advisor, or a person having the power to direct or cause the direction of the Advisor, whether through the ownership of voting securities, by contract or otherwise. From time to time, the Advisor, the Administrator or their affiliates may pay third-party providers of goods or services. Unless such expenses are specifically assumed by the Advisor, Administrator or their affiliates under the Advisory Agreement or Administration Agreement, the Company will reimburse the Advisor, the Administrator or such affiliates thereof for any such amounts paid on the Company’s behalf.

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From time to time, the Advisor or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses.

4. Company’s Responsibilities and Expenses Payable by the Company.

(a) Except as provided in Section 3, the Company will bear all other costs and expenses of its investment activities, operations, administration, transactions, meetings or liquidation, including, without limitation, those relating to: all direct and indirect costs and expenses incurred by the Advisor for office space rental, office equipment, utilities and other non-compensation related overhead allocable to performance of investment advisory services under this Agreement by the Advisor, including the costs and expenses of due diligence of potential investments, monitoring performance of the Company’s investments, serving as trustees and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing the Company’s rights in respect of its investments and disposing of investments; organizational and offering expenses; expenses incurred in valuing the Company’s assets and computing its net asset value per share (including the cost and expenses of any independent valuation firm); expenses incurred by the Administrator or payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on the Company’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments; interest payable on debt, if any, incurred to finance the Company’s investments and other fees and expenses related to the Company’s borrowings; expenses related to unsuccessful portfolio acquisition efforts; offerings of the Company’s common shares of beneficial interest (“Common Shares”) and other securities (including underwriting, placement agent and similar fees and commissions); Base Management Fees and Incentive Fees; third-party investor hosting and similar platforms and service providers; administration fees; transfer agent and custody fees and expenses; federal and state registration fees; all costs of registration and listing the Company’s Common Shares on any securities exchange; federal, state and local taxes; fees and expenses of trustees who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act; costs of preparing and filing reports or other documents required by the SEC or other regulators; costs of any reports, proxy statements or other notices to shareholders, including printing costs; the costs associated with individual or group shareholders; the Company’s allocable portion of the fidelity bond, trustees and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors, third-party investor hosting and similar platforms and service providers, and outside legal costs; and all other expenses incurred by the Company or the Advisor in connection with administering the Company’s business, such as the allocable portion of overhead under the Administration Agreement, including rent, and the allocable portion of the cost of the Company’s Chief Financial Officer and Chief Compliance Officer and their respective staffs.

5. Compensation of the Advisor. The Company agrees to pay, and the Advisor agrees to accept, as compensation for the services provided by the Advisor hereunder, a base management fee (the “Base Management Fee”) and incentive fee (“Incentive Fee”) as herein set forth. The Company shall make any payments due hereunder to the Advisor or to the Advisor’s designee as the Advisor may otherwise direct. To the extent permitted by applicable law, the Advisor may elect, or the Company may adopt a deferred compensation plan pursuant to which the Advisor may elect, to defer or waive all or a portion of its fees hereunder for a specified period of time.

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(a) The Company will pay to the Advisor an annual Base Management Fee, payable quarterly in arrears at a rate of 1.25% per annum of the average of the Company’s net assets as of the end of each of the two most recently completed calendar quarters. The Management Fee is payable quarterly in arrears and will be appropriately prorated for any partial quarter.

(b) The Company will pay to the Advisor an Incentive Fee and will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of the Company’s income (an “Income Incentive Fee”) and a portion is based on a percentage of the Company’s capital gains (the “Capital Gains Incentive Fee”), each as described below:

(i) Income Incentive Fee.

Incentive Fee on Pre-Incentive Fee Net Investment Income

The portion based on the Company’s income is based on Pre-Incentive Fee Net Investment Income Returns. ”Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that are received from portfolio companies) accrued during the calendar quarter, minus operating expenses accrued for the quarter (including the management fee, expenses payable under the Administration Agreement entered into between the Company and the Administrator, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any shareholder servicing and/or distribution fees). Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that has not yet been received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns. Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).

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The Company pays the Advisor an Income Based Incentive Fee quarterly in arrears with respect to the Company’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

• No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25% per quarter (5.0% annualized);

• 100.0% of the dollar amount of Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate until the Advisor has received 12.5% of the total Pre-Incentive Fee Net Investment Income for that calendar quarter. The Company refers to this portion of the Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate) as the ”catch-up.” This ”catch-up” is meant to provide the Advisor an Incentive Fee of 12.5% on all Pre-Incentive Fee Net Investment Income when that amount equals 1.43% in a calendar quarter (5.72% annualized), and which is the rate at which the catch-up is achieved.

• 12.5% of the dollar amount of all Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.43%.

(ii) Capital Gains Incentive Fee.

Incentive Fee on Capital Gains

The second part of the incentive fee is determined and payable in arrears as of the end of each calendar year in an amount equal to 12.5% of cumulative realized capital gains from inception through the end of such calendar, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with U.S. GAAP.

Subsequent to any Exchange Listing, the Company will pay the Advisor (i) a Base Management Fee calculated at an annual rate of 1.25% of the Company’s average gross assets, at the end of the two most recently completed calendar quarters and (ii) the Income Incentive Fee and Capital Gains Incentive Fee described above except that all of the 12.5% figures

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referenced therein will be increased to 15.0%. In addition, the expense support aspect (but not the conditional reimbursement aspect) of the Expense Support Agreement will no longer be of any force or effect subsequent thereto with respect to the Company.

6. Transaction Fees.

(a) If the Advisor or its affiliates or their respective officers, trustees, partners, members, shareholders or employees (other than the Company or any SPV) receive any compensation in the form of trustees’ fees, transaction fees, monitoring fees, financial advisory fees, investment management fees, origination fees, arrangement fees, commitment fees, broken deal fees and other fees for similar or related services and any other compensation in connection with lending or other financial transactions or investments (including, without limitation, acquisitions, dispositions, recapitalizations and restructurings), the portion of such compensation ratably attributable to investments made (or, in the case of broken deal fees, proposed) either directly by the Company or indirectly through a SPV will be paid to the Company (or such SPV, as applicable).

(b) Any fees received by the Advisor or its affiliates in connection with or arising from providing administrative, collateral management or similar or related services in respect of lending or other financial transactions or the Company’s investments will be retained by the Advisor and will not be applied as an offset to the Base Management Fee, it being understood that, in the event that any expenses incurred by the Advisor or its affiliates in connection with the provision of the foregoing services are charged to the Company (or a SPV) as an expense of the Company, the portion of such compensation ratably attributable to such expenses will be either (i) paid to the Company (or a SPV).

7. Covenants of the Advisor.

(a) The Advisor agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, including, but not limited to, the Advisers Act.

(b) The Advisor further covenants that it will maintain its registration as an investment adviser under the Advisers Act at all times that the Advisor is required by applicable law or regulation to be registered.

8. Best Execution; Research Services.

(a) The Advisor is authorized, for the purchase and sale of the Company’s portfolio securities, to employ such broker-dealers or other member of a national securities exchange (“Broker-Dealer”) as may, in the judgment of the Advisor, implement the policy of the Company to obtain the best results, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Advisor is authorized to direct the execution of the Company’s portfolio transactions to Broker-Dealers furnishing statistical information or research deemed by the Advisor to be useful or valuable to the performance of its investment advisory functions for the Company. It is understood that in these circumstances, as contemplated by Section 28(e) of the

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Securities Exchange Act of 1934, as amended, and subject to Section 9 of this Agreement, the commissions paid may be higher than those which the Company might otherwise have paid to another Broker-Dealer if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Advisor. It is understood that the expenses of the Advisor will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Advisor by Broker-Dealers who effect securities transactions for the Company may be used by the Advisor in servicing other investment companies, entities or funds and accounts which it manages. Similarly, research services furnished to the Advisor by Broker-Dealers who effect securities transactions for other investment companies, entities or funds and accounts which the Advisor manages may be used by the Advisor in servicing the Company. It is understood that not all of these research services are used by the Advisor in managing any particular account, including the Company.

The Advisor and its affiliates may aggregate purchase or sale orders for the assets with purchase or sale orders for the same security for other clients’ accounts of the Advisor or of its affiliates, the Advisor’s own accounts and hold proprietary positions in accordance with its current aggregation and allocation policy (collectively, the “Advisory Clients”), but only if (x) in the Advisor’s reasonable judgment such aggregation results in an overall economic or other benefit to the assets taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Advisor’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the Company, are consistent with applicable law. However, the Advisor is under no obligation to aggregate any such orders under any circumstances.

(b) All Front End Fees (as defined in the Company’s Second Amended and Restated Agreement and Declaration of Trust, as may be further amended and restated from time to time) shall be reasonable and shall not exceed 18% of the gross proceeds of any offering, regardless of the source of payment and the percentage of gross proceeds of any offering committed to investment shall be at least eighty-two percent (82%). All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Company, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.

9. Excess Brokerage Commissions. The Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay Broker-Dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another Broker-Dealer would have charged for effecting that transaction, if the Advisor determines in good faith, taking into account such factors as overall cost of the transaction (including the applicable brokerage commission or dealer spread); the size and type of the transaction; the nature of the market for the financial instrument; execution capability, speed and efficiency; market intelligence regarding the transaction; the extent to which the Broker-Dealer makes a market in the financial instrument involved or has access to such markets; the Broker-Dealer’s financial stability; the Broker-Dealer’s reputation for diligence, fairness and integrity; quality of service rendered by the Broker-Dealer in other transactions for the Advisor; confidentiality considerations; the quality and usefulness of research services and investment ideas presented by the Broker-Dealer; the Broker-Dealer’s willingness to correct errors; the Broker-Dealer’s ability to accommodate any special execution or order handling requirements in connection with any particular transaction; and other factors deemed appropriate by the Advisor.

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10. Limitations on the Activities of the Advisor. The services of the Advisor to the Company are not exclusive, and the Advisor and each of its affiliates may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company and nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of the Advisor to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a trustee of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law), provided that the foregoing shall be without prejudice to the obligations of the Advisor and its affiliates pursuant to the Advisor’s limited liability company agreement or any related agreement. So long as this Agreement or any extension, renewal or amendment remains in effect, the Advisor shall be the only investment adviser for the Company, subject to the Advisor’s right to enter into sub-advisory agreements. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees, limited partners and/or shareholders of the Company are or may become interested in the Advisor and its affiliates, as trustees, officers, employees, partners, shareholders, members, managers or otherwise, and that the Advisor and trustees, officers, employees, partners, shareholders, members and managers of the Advisor and its affiliates are or may become similarly interested in the Company as limited partners, shareholders or otherwise.

11. Responsibility of Dual Trustees, Officers and/or Employees. If any person who is a member, manager, partner, officer or employee of the Advisor or any of its affiliates is or becomes a trustee, officer and/or employee of the Company and acts as such in any business of the Company, then such member, manager, partner, officer and/or employee of the Advisor or such affiliate shall be deemed to be acting in such capacity solely for the Company, and not as a member, manager, partner, officer or employee of the Advisor or such affiliate or under the control or direction of the Advisor or the such affiliate, even if paid by the Advisor or such affiliate.

12. Exculpation; Indemnification; Advancement of Expenses.

(a) None of the Advisor, its affiliates, and their respective trustees, officers, partners, members, shareholders, “controlling persons” (as defined under the Investment Company Act), employees, agents, consultants and representatives (collectively, the “Covered Persons”) will be liable to the Company for (i) any act taken or failed to be taken by any such Covered Person except for any such act or failure to act that constitutes (x) Disabling Conduct (as defined below), (y) a knowing and material breach of this Agreement that has not been cured within thirty (30) days or (z) a violation of the antifraud provisions of any U.S. federal securities law, in each case, as finally determined by a court of competent jurisdiction, (ii) any act or failure to act or (iii) any mistake, negligence, misconduct or bad faith of any broker or other agent or representative of the Company selected or employed by the Advisor or its affiliates in good faith. Notwithstanding anything to the contrary in this Section 12 (except as provided in Section 12(f)), any Covered Person may consult with legal counsel and accountants in respect of Company affairs

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and shall be fully protected and justified in taking or refraining from any action in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants selected in good faith for purposes of exculpation and indemnification contemplated herein (irrespective of any judicial determination regarding the conduct of such Covered Person).

(b) To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Covered Persons from and against all claims, damages, liabilities, costs and expenses, including legal fees (“Indemnifiable Items”), to which they may be or become subject by reason of their activities on behalf of the Company, or otherwise relating to this Agreement, except (i) to the extent that such Indemnifiable Items were incurred as a result of such Covered Person’s (x) Disabling Conduct, (y) knowing and material breach of this Agreement that has not been cured within thirty (30) days or (z) violation of the antifraud provisions of any U.S. federal securities law, in each case, as finally determined by a court of competent jurisdiction, (ii) with respect to any Indemnifiable Items that arise out of any action, suit or proceeding solely among the Advisor and/or its respective affiliates and their respective trustees, officers, partners, members, shareholders and employees and (iii) to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by a tribunal of competent jurisdiction) with respect to the receipt of compensation for services under the Investment Company Act. The termination of any proceeding by settlement, judgment, order, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Covered Person’s conduct constituted Disabling Conduct, a knowing and material breach of this Agreement that has not been cured within thirty (30) days or a violation of the antifraud provisions of any U.S. federal securities law. “Disabling Conduct” shall mean fraud, willful misfeasance or gross negligence as finally determined by a court of competent jurisdiction.

(c) Expenses (including attorneys’ fees) incurred by a Covered Person in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall, be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person to repay the amount advanced to the extent that it shall be determined ultimately that such Covered Person is not entitled to be indemnified hereunder; provided that no advances shall be made by the Company in respect of any action, suit or proceeding against a Covered Party initiated by the Company. For the avoidance of doubt, in the event any such Covered Person is not finally determined to have engaged in Disabling Conduct, a knowing and material breach of this Agreement that has not been cured within thirty (30) days or a violation of the antifraud provisions of any U.S. federal securities laws, in each case, by a court of competent jurisdiction, the indemnification provision described in Section 12(b) will apply. The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall be extended to such Covered Person’s successors, assigns and legal representatives.

(d) In the event that (i) a Covered Person is appointed to serve as a manager, trustee or officer of the issuer of any portfolio company, or is otherwise authorized to act on behalf of such issuer and (ii) such Covered Person is entitled to seek indemnification from such issuer pursuant to a written agreement with such issuer entered into after the Initial Closing (a “Written Agreement”) or pursuant to such issuer’s articles of incorporation, bylaws, partnership

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agreement, limited liability company agreement or other constitutive documents, the Advisor will endeavor to ensure that any such Written Agreement shall provide that the indemnification obligations of such issuer are primary and the indemnification obligations of the Company are secondary. Any Covered Person meeting the criteria described in clauses (i) and (ii) above (a “Representative”) entitled to indemnification from the Company in connection with Indemnifiable Items arising from such Representative’s activities in such capacity shall use reasonable efforts to first seek recovery under any other indemnity or any insurance policies by which such Representative is indemnified or covered (other than pursuant to terms of the operating agreements of the Advisor and its affiliates), as the case may be, but only to the extent that the indemnitor with respect to such indemnity, or insurer with respect to such insurance policy, provides such indemnity or coverage on a timely basis. Prior to making an indemnification payment or providing advancement of expenses pursuant to this Section 12 to a Representative that is also entitled to indemnification from an issuer of a portfolio company or insurance policy, the Advisor shall require such Representative to agree that it shall (x) cause the Company to be subrogated to its rights with respect to such payment from such issuer or insurance policy, as applicable, (y) assign to the Company all of its rights to advancement, indemnification or contribution from or with respect to such issuer or insurance policy and (z) cooperate with the Company in its efforts to recover such payments through indemnification or otherwise.

(e) In any action, suit or proceeding against the Company or the Covered Persons relating to or arising out of, or alleged to relate to or arise out of, any Indemnifiable Items, the Covered Persons shall have the right to jointly employ, at the expense of the Company, counsel of the Covered Persons’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding; provided that if retention of joint counsel by the Covered Persons would create a conflict of interest, each group of Covered Persons which would not cause such a conflict shall have the right to employ, at the expense of the Company, separate counsel of the Covered Persons’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding.

(f) Notwithstanding anything in this Section 12 to the contrary, nothing contained herein shall be construed so as to provide for the exculpation of the Advisor or Covered Persons for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 12 to the fullest extent permitted by law. In addition, nothing contained herein shall protect or be deemed to protect the Covered Persons against or entitle or be deemed to entitle the Covered Persons to indemnification in respect of any liability to the Company or its security holders to which the Covered Persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Advisor’s duties or by reason of the reckless disregard of the Advisor’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder). The provisions set forth in this Section 12 shall not be construed to limit or exclude any other right to which a Covered Person may be lawfully entitled and shall survive the termination of this Agreement.

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13. Effectiveness, Duration and Termination of Agreement.

(a) This Agreement shall become effective as of the date first written above.

(b) This Agreement shall remain in effect for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Company’s Board, or by the affirmative vote of a majority of the outstanding voting securities of the Company (as defined in the Investment Company Act) and (B) the vote of a majority of the Company’s Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act;

(c) The Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Board, or by the Advisor upon at least one hundred twenty (120) days’ written notice to the Company; and

(d) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

(e) The provisions of Sections 4, 12, and 18 of this Agreement shall remain in full force and effect, and the Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Advisor shall be entitled to any amounts owed under Sections 4 and 5 through the date of termination or expiration and Section 12 shall continue in force and effect and apply to the Advisor and each Covered Person as and to the extent applicable.

14. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

15. Amendments. This Agreement may be amended by the mutual consent of the parties hereto; provided that the approval of the Company’s independent trustees and the majority of the outstanding voting securities of the Company must be obtained in conformity with the requirements of the Investment Company Act.

16. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware. This Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of Delaware or (to the extent subject matter jurisdiction exists therefor) of the United States for the District of Delaware.

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17. Conflicts of Interest and Prohibited Activities.

(a) The Advisor is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Company.

(b) The Advisor shall not: (i) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws; (ii) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions; or (iii) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws; or (v) enter into any agreement, arrangement, or understanding that would circumvent Section V.G of the North American Securities Administrators Association’s Omnibus Guidelines Statement of Policy.

(c) The Advisor shall not directly or indirectly pay or award any fees or commissions or other compensation to any person engaged to sell Common Shares or give investment advice to a potential shareholder; provided, however, that this subsection shall not prohibit the payment to a Broker-Dealer or other properly licensed agent of properly disclosed sales commissions or other compensation (including cash compensation and non-cash compensation (as such terms are defined under FINRA Rule 2310)) for selling or distributing Common Shares, including out of the Advisor’s own assets, including those amounts paid to the Advisor under this Agreement.

(d) The Advisor covenants that it shall not permit or cause to be permitted the Company’s funds to be commingled with the funds of any other person and the funds will be protected from the claims of affiliated companies.

18. Severability. If it is determined by a tribunal of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

19. Counterparts. This Agreement may be executed, through the use of separate signature pages or supplemental agreements in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart.

20. No Third-Party Rights. This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including the Section 12 indemnification provisions), is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

Kennedy Lewis CAPITAL COMPANY

By:	/s/ James Didden
Name: James Didden
Title: Chairman and President

KENNEDY LEWIS CAPITAL HOLDINGS LLC

By:	/s/ Anthony Pasqua
Name: Anthony Pasqua
Title: Authorized Signatory
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